Exhibit 99.1

                                                                 [SmarTire Logo]
SmarTire Systems Inc.
Suite 150, 13151 Vanier Place
Richmond, British Columbia
Canada, V6V 2J1

T: (604) 276-9884
F: (604) 276-2350
www.smartire.com
OTCBB: SMTR



NEWS RELEASE - November 21, 2005
Contact:
Hawk Associates at (305) 451-1888
E-mail: info@hawkassociates.com

             SmarTire Announces Manufacturing Agreement With Vansco
                    Current Relationship With Vansco Expanded

Richmond, British Columbia, Canada, November 21, 2005 -- SmarTire Systems Inc. (OTC Bulletin Board: SMTR) announced today that it has entered into a manufacturing agreement with Vansco Electronics LP. Under the agreement, Vansco will manufacture key subsystems for SmarTire's wireless gateway family of products. SmarTire also announced the termination of its contract manufacturing agreement with Hyundai Autonet Company, Ltd. ("HACO") in Korea, which was terminated as a result of HACO's acquisition by Hyundai.

SmarTire President and CEO Al Kozak said, "SmarTire has expanded its relationship with Vansco, co-developer of our wireless gateway receiver. The product is manufactured in Vansco's primary facility in Winnipeg, Canada, where we have valuable support from Vansco's development and test engineers. Under the new agreement, Vansco will manufacture our tire transmitter products in its recently acquired Morton, Ill., facility, which is registered to TS16949 quality standards and has a long record of producing reliable sensors and related products for vehicle manufacturers. Volume shipments of products from Vansco will commence this December and we will complete the transition with no interruption of supply to any of our customers."

Vansco Vice President Andre Granger said, "We are pleased to participate in SmarTire's business as a co-developer and manufacturer. By participating at the development and manufacturing levels, we are able to provide a high level of support to SmarTire and its customers. We look forward to building and enhancing a positive, long-term relationship with SmarTire."

About Vansco Electronics LP

Vansco Electronics LP specializes in the design and manufacturing of electronic, electro-mechanical and electro-hydraulic controls and instrumentation. The company offers engineering design expertise in system integration, hardware, software, wire harness and electronics packaging. Vansco was founded in 1978 by Ed and Terry Van Humbeck in Winnipeg, Canada. Focused on the global heavy equipment market, it has grown to more than 1000 employees and more than $200 million in sales. With the recent addition of the Morton, Ill., plant, Vansco will support its customer base from three North American and a more recent acquisition in Forssa Finland. Vansco provides global sales, applications engineering, design, manufacturing and service support. In 2004, Vansco was acquired by Kilmer Capital Partners and Borealis Private Equity. Vansco serves a strong customer portfolio of top-tier, original equipment manufacturers ("OEMs"), many which are international leaders in their respective markets.

For more information visit http://www.vansco.ca.

About SmarTire Systems Inc.

SmarTire develops and markets proprietary advanced wireless sensing and control systems worldwide, including tire pressure monitoring systems for global vehicle markets. The U.S. government, through the TREAD Act, has legislated that all new passenger vehicles must be equipped with tire monitoring systems beginning with a phased implementation in 2004. This has raised the awareness for tire monitoring throughout the vehicle industry, and SmarTire is capitalizing on the rapidly emerging OEM and aftermarket opportunities. SmarTire has offices in North America and Europe.

A comprehensive investment profile regarding SmarTire Systems Inc. may be found at http://www.hawkassociates.com/smartire/profile.htm.

Additional information about SmarTire Systems can be found at http://www.smartire.com. An online investor relations kit containing SmarTire press releases, SEC filings, current Level II price quotes, interactive Java, stock charts and other useful information for investors can be found at http://www.hawkassociates.com and http://www.americanmicrocaps.com. Investors may contact Frank Hawkins or Julie Marshall of Hawk Associates at (305) 451-1888, e-mail: info@hawkassociates.com.

This release contains various forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 which represent the company's expectations or beliefs concerning future events of the company's financial performance. These forward-looking statements are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include the effect of competitive pricing, the company's dependence on the ability of third-party manufacturers to produce components on a basis which is cost-effective to the company, market acceptance of the company's products and the effects of government regulation. Results actually achieved may differ materially from expected results included in these statements.